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                                                                    EXHIBIT 99.2

                                                Contact:
                                                Mary P. Sundeen, Senior Director
                                                Corporate Communications
                                                301-738-2490
                                                FOR IMMEDIATE RELEASE
                                                June 6, 2000

          ENTREMED, INC. RECEIVES $11 MILLION FROM EXERCISE OF WARRANTS

            Rockville, MD,...June 6, 2000...EntreMed, Inc. (NASDAQ:ENMD) today announced that it has received additional funding through the exercise of stock warrants and options.

            On May 3, 2000, EntreMed exercised its right to redeem the Series 2 Warrants that were issued in connection with its private offering of stock in July 1999. Upon the receipt of that notice, holders of the Series 2 Warrants had the option to exercise their warrants or have them expire. Such holders elected to exercise Series 2 Warrants for the purchase of 430,669 shares of EntreMed common stock resulting in proceeds to EntreMed of approximately $11,000,000. This brings the total proceeds received from the exercise of redeemable warrants issued in connection with the July 1999 private offering to approximately $24,200,000.

            In addition EntreMed has also received approximately $4,200,000 since January 1, 2000 from the exercise of options and other warrants. At present, the Company has approximately 15.7 million shares outstanding.

            Dr. John Holaday, EntreMed Chairman, President and Chief Executive Officer commented: We creatively structured our July 1999 PIPE transaction to provide further revenues to the Company beyond the initial $30 million raised. We are proud that our resourcefulness has enabled us to move four antiangiogenic drug candidates from discovery into the clinic in record time, and with a net operating loss of approximately $92 million since our founding in 1991. These records will enable us to maintain our aggressive clinical development timetable for Endostatin(TM), Angiostatin(R), and 2ME2.

            Rockville, MD-based EntreMed, Inc. The Angiogenesis Company(TM) is a leader in the field of antiangiogenesis research, which studies the inhibition of abnormal blood vessel growth recently associated with a broad range of diseases such as cancer and atherosclerosis. The Company's strategy is to accelerate development of its core technologies through collaborations and sponsored research programs with university medical departments, research companies and government laboratories. For further information, please visit the EntreMed web site at www.entremed.com.



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